CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

GOLDEN HOLE, INC.

     We hereby consent to the use of our report dated April 19, 2000, for the period ended at March 31, 2000, December 31 1998, and December 31, 1997 and the statements of operations, stockholder's equity, and cash flows for the three months ended March 31,1999 and the years ended December 31, 1998, 1997, and 1996 and the period December 11, 1985 (date of inception) to March 31, 2000. in the registration statement of GOLDEN HOLE, INC. filed in the form 10-SB in accordance with Section 12 of the Securities Exchange Act of 1934.

/s/ Andersen  Andersen  and  Strong  L.L.C.

April 19, 2000
Salt  Lake  City,  Utah